Exhibit 99(c)

                          PRESS RELEASE

FOR IMMEDIATE RELEASE
WEDNESDAY
APRIL 17, 1996

CONTACT PERSON:          STACY DUCKETT, VICE PRESIDENT
                         CORPORATE COMMUNICATIONS
                         TCBY ENTERPRISES, INC.
                         (501) 688-8229

                         BOB BARROW, PRESIDENT
                         WALL STREET DELI, INC.
                         (901) 684-1020

                    TCBY AND WALL STREET DELI
                   ANNOUNCE CO-BRANDING PLANS

LITTLE  ROCK,  AR  -  WEDNESDAY  (APRIL  17,  1996)  -  TCBY
ENTERPRISES, INC.  (NYSE:TBY)  and Wall  Street  Deli,  Inc.
(NASDAQ:WSDI) today announced co-branding plans for the two companies to begin immediately.

Plans call for 10 Wall  Street Deli units in Dallas,  Denver
and  Los   Angeles  to   be   retrofitted  with   a   "TCBY"
Treats(Service  Mark)  unit.     The  first  unit  will   be
operational in Dallas in May.

"We are excited about this project with Wall Street Deli," said Herren Hickingbotham, President and Chief Operating Officer of TCBY Enterprises, Inc. "We expect to move beyond these markets with additional units. Wall Street Deli affords us access to some great locations in these cities."

"Wall Street Deli is very pleased to be working with TCBY," said Jeffrey Kaufman, Executive Vice President and Chief Operating Officer of Wall Street Deli, Inc. "We think our customers will respond positively. TCBY products will add a great new dimension to these locations."

Wall Street Deli, Inc. is one of the nation's largest food service operators specializing in office locations. The Company owns and operates 125 delicatessen-style restaurants which are located primarily in office buildings or high traffic retail complexes in central business districts of large metropolitan cities.

TCBY Enterprises, Inc., through subsidiary companies, manufactures and sells soft serve frozen yogurt, hardpack frozen yogurt, hardpack ice cream, and frozen novelty products, and markets foodservice equipment. The Company is the world's largest manufacturer-franchisor of frozen yogurt in the world.
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